Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE dated October 30, 2023 (this “First Amendment”) is entered into by and between HGIT BASSETT CAMPUS LP, a Delaware limited partnership (“Landlord”), and INTEVAC, INC., a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Lease dated March 20, 2014 (the “Lease”), for the lease of approximately 119,583 rentable square feet of space (the “Original Premises”), commonly known as 3560 Bassett Street and 3580 Bassett Street, located in those certain buildings the addresses of which are 3550—3580 Bassett Street, Santa Clara, California (the “Building”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease;

WHEREAS, Tenant previously assigned Tenant’s interest under the Lease to that portion of the Original Premises commonly known as 3580 Bassett Street, Santa Clara, California (the “3580 Bassett Premises”), to EoTech, LLC, a Michigan limited liability company (“EoTech”), pursuant to that certain Lease Assignment Agreement dated as of December 30, 2021 (the “EoTech Assignment”), by and between Tenant, as Assignor, and EoTech, as Assignee;

WHEREAS, upon the expiration of the current Lease Term, EoTech desires to enter into a direct lease with Landlord for a portion of the 3580 Bassett Premises and Tenant desires to extend the term of Tenant’s lease of that portion of the Original Premises commonly known as 3560 Basset Street, Santa Clara, California (the “3560 Bassett Premises”), consisting of a total of approximately 75,376 rentable square comprised of approximately 58,608 rentable square feet on the first (1st) floor of the 3560 Premises and approximately 16,768 rentable square feet on the second (2nd) floor of the 3560 Bassett Premises;

WHEREAS, Landlord and Tenant desire by this First Amendment to amend the Lease in order to, among other things, (a) extend the Lease Term with respect to the 3560 Bassett Premises for an additional sixty-three (63) month period; (b) provide for the Base Monthly Rent to be paid by Tenant for the 3560 Bassett Premises during the Extension Term (as defined below); and (c) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the 3560 Bassett Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Extension of Lease Term. Landlord and Tenant acknowledge that the Lease Term expires according to the terms of the Lease on March 31, 2024. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the Lease Term shall be extended with respect to the 3560 Bassett Premises only commencing on April 1, 2024 (the “Extension Term Commencement Date”) and terminating on June 30, 2029 (the “Extension Term Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from April 1, 2024 through June 30, 2029 shall be referred to herein as the “Extension

1

Term.” From and after the Extension Term Commencement Date, all references to the “Premises” contained in the Lease shall be amended to mean and refer to the 3560 Bassett Premises. Tenant acknowledges that, except as provided in Section 8 below, Tenant has no option or right to extend the Lease Term beyond the Extension Term.

3. Base Monthly Rent During the Extension Term. Notwithstanding anything in the Lease to the contrary and in addition to paying all other amounts due under the Lease, including, without limitation, Tenant’s Share of Operating Expenses for the 3560 Bassett Premises, Tenant shall pay Base Monthly Rent for the 3560 Bassett Premises during the Extension Term according to the following schedule:

Period	Base Monthly Rent
April 1, 2024 – March 31, 2025*	$135,676.80
April 1, 2025 – March 31, 2026	$140,086.30
April 1, 2026 – March 31, 2027	$144,639.10
April 1, 2027 – March 31, 2028	$149,339.87
April 1, 2028 – March 31, 2029	$154,193.42
April 1, 2029 – June 30, 2029	$159,204.70

*	Subject to abatement of Base Monthly Rent for the three (3) month period commencing on April 1, 2024 and ending on June 30, 2024 pursuant to Section 4 below.

4. Abatement of Three (3) Months of Base Monthly Rent for the 3560 Bassett Premises. During the three (3) month period commencing on April 1, 2024, and ending on June 30, 2024 (the “Rent Abatement Period”), Tenant shall not be obligated to pay Base Monthly Rent otherwise attributable to the 3560 Bassett Premises during such Rent Abatement Period (the “Rent Abatement”). Notwithstanding the foregoing, or anything to the contrary set forth in the Lease, Tenant shall be required to pay Tenant’s Share of Operating Expenses attributable to the 3560 Bassett Premises and all other Additional Rent due pursuant to the terms of the Lease during the Rent Abatement Period. Landlord and Tenant acknowledge and agree that the aggregate amount of the Rent Abatement equals $407,030.40. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the rental and perform the terms and conditions otherwise required under the Lease, as amended by this First Amendment. If the Lease is terminated for any reason other than a mutual termination of the Lease, Landlord’s breach of the Lease, or an event of casualty or condemnation (which shall be governed by the terms of Articles 11 and 12 respectively, of the Lease), then, for purposes of calculating Landlord’s damages, if any, the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Monthly Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Monthly Rent for the 3560 Bassett Premises in full.

5. Tenant’s Share of Operating Expenses. During the Extension Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Expenses in accordance with the terms and provisions of Article 8 of the Lease. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that, effective as of the Extension Term Commencement Date, Section G of the Summary of Basic Lease Terms attached to the Lease and all references in the Lease to “Tenant’s Share” shall be amended to mean 44.95% of the buildings that comprise the Building based on the ratio that the rentable square footage of the 3560 Bassett Premises (i.e., 75,376 rentable square feet) bears to the total rentable square footage in the Building (i.e., 167,704 rentable square feet).

2

6. Condition of the 3560 Bassett Premises; Tenant Improvement Allowance. Tenant acknowledges that it has been and continues to be in possession of the 3560 Bassett Premises, is familiar with the condition of the 3560 Bassett Premises and accepts the 3560 Bassett Premises in its presently existing, “AS-IS” condition, with all faults and without representation, warranty or improvements by Landlord of any kind whatsoever, except as expressly provided in this Section 6. Notwithstanding anything to the contrary contained in the Lease or this First Amendment, Landlord shall provide Tenant with a one-time tenant improvement allowance in the amount of Four and No/100 Dollars ($4.00) per rentable square foot of the 3560 Premises (i.e., $301,504.00) for Tenant’s costs relating to the initial design and construction of permanently affixed improvements to the Premises in accordance with, and pursuant to the terms and conditions of, the Tenant Work Letter attached hereto as Exhibit A and incorporated herein by this reference (the “Tenant Work Letter”). Landlord hereby informs Tenant that the 3560 Bassett Premises have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this First Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Tenant hereby acknowledges that the Project, the Building and the 3560 Bassett Premises have not undergone inspection by a CASp. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree that any CASp inspection requested by Tenant shall be conducted by a CASp inspector approved by Landlord at Tenant’s sole cost and expense and any repairs necessary to correct violations of construction-related accessibility standards within the 3560 Bassett Premises disclosed by such inspection shall be performed by Tenant at its sole cost and expense.

7. Extension of Letter of Credit Expiration Date. Landlord and Tenant acknowledge that Landlord is holding a Letter of Credit (the “L-C”) under the Lease in the amount of $600,000.00 (the “L-C Amount”), pursuant and subject to the terms and conditions of Section 3.5 of the Lease. Landlord and Tenant agree that the L-C shall remain in effect until the date which is sixty (60) days after the Extension Term Expiration Date (i.e., until August 31, 2029) (the “New LC Expiration Date”). Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of current L-C held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the New LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than new the LC Expiration Date.

3

8. Option to Extend Term.

(a) Option Right. Landlord hereby grants to the originally named Tenant herein (the “Original Tenant”) one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”). Such option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord no earlier than fifteen (15) months and no later than six (6) months prior to the expiration of the Extension Term, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under the Lease; (ii) as of the end of the Extension Term, Tenant is not in default under the Lease; (iii) Tenant has not previously been in default under the Lease beyond any applicable notice and cure periods; and (iv) the Lease then remains in full force and effect and Original Tenant occupies the entire Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the entire 3560 Bassett Premises, shall be extended for a period of five (5) years. The rights contained in this Section 8 shall be personal to Original Tenant and may be exercised by Original Tenant only (and not by any assignee, sublessee or other Transferee, of Tenant’s interest in the Lease).

(b) Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to ninety-five percent (95%) of the Fair Market Rent, as that term is defined below, for the 3560 Premises as of the commencement date of the Option Term. The term “Fair Market Rent” for purposes of determining Base Monthly Rent during the Option Term shall mean the base monthly rent generally applicable to premises at comparable class buildings of comparable size, age and quality as the 3560 Bassett Premises in the Santa Clara area projected as of the first day of the Option Term by giving due consideration for the age and quality of the Building and improvements therein (including the quality of the then existing improvements in the 3560 Bassett Premises), for a term comparable to the Option Term at the time the commencement of the Option Term is scheduled to commence, and for comparable space that is not subleased or subject to another party’s expansion rights or not leased to a tenant that holds an ownership interest in the landlord, taking into account rental structure, including, without limitation, rental rates per rentable square foot (including whether gross or net, and if gross adjusting for base year or expense stop), additional rental, all other payments and escalations, the size of the Premises compared to the size of the premises of the comparison leases, and taking into consideration then-prevailing market concessions for similarly situated tenants entering into similar leases, including free rent and leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements, but without any deduction for commissions whether or not incurred by Landlord, and otherwise subject to the terms and conditions of the Lease that will be applicable during the Option Term.

(c) Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease Term pursuant to Section 8(a), above, Landlord shall deliver written notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice of Landlord’s determination of the Option Rent. Within ten (10) business days following its receipt of the Landlord Response Notice, Tenant shall notify Landlord in writing whether it accepts or objects to the Option Rent set forth in Landlord’s Response Notice. If Tenant fails to accept or object to the Option Rent set forth in Landlord’s Response Notice within such ten (10) business day period, the Option Rent applicable

4

during the Option Term shall be the amount set forth in Landlord’s Response Notice. In the event that Tenant in good faith objects to Landlord’s determination of the Option Rent within the aforementioned ten (10) business day period, then Landlord and Tenant shall meet and attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days of Tenant’s objection to Landlord’s Option Rent (the “Outside Agreement Date”), then the Option Rent shall be determined by arbitration in accordance with Section 8(c)(i) through Section 8(c)(iv), below.

(i) Within ten (10) business days after the Outside Agreement Date, Landlord and Tenant shall agree upon a list of three (3) independent, unaffiliated real estate brokers with at least ten (10) years’ full-time experience leasing institutionally-owned commercial properties within ten (10) miles of the Project. Within five (5) days after agreement upon the list of brokers, Landlord and Tenant shall meet and each shall have the right to disqualify one (1) of the brokers until only one (1) broker (“Arbitrator”) has not been disqualified by either Landlord or Tenant.

(ii) Within fifteen (15) days after the appointment of the Arbitrator, each party shall make a separate determination of the Option Rent and submit its determination of the Option Rent to the Arbitrator and the Arbitrator shall independently determine the Option Rent. The Option Rent shall equal the Option Rent submitted by Landlord or Tenant that is closest to the Option Rent determined by the Arbitrator. The determination of the Arbitrator in accordance with this Section 8(c) shall be final and binding on the parties and a judgment may be rendered thereon in a court of competent jurisdiction.

(iii) If the parties fail to select the three (3) qualified brokers or the Arbitrator, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the American Arbitration Association office in the county in which the Premises is located for the selection of the Arbitrator who meets the qualifications stated in this Section.

(iv) The cost of arbitration shall be paid by Landlord and Tenant equally.

In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

9. Restoration Obligations. Notwithstanding anything to the contrary contained in the Lease, (a) Tenant shall have no obligation to remove any permanently affixed Improvements or Tenant Alterations constructed or installed in the interior of the Premises in accordance with the terms of the Lease nor shall Tenant be obligated to restore the interior portion of the Premises to its original condition upon the expiration or earlier termination of the Lease, and (b) Tenant shall be required to remove all personal property, including but not limited to, all equipment and storage containers, located in the Outside Areas highlighted in gold and red, and identified as “Intevac” and “Shared”, respectively, on Exhibit B attached hereto and incorporated herein by this reference, at Tenant’s sole cost and expense, prior to the expiration or earlier termination of the Lease, and Tenant shall repair any damage to the Project caused by such removal and return any affected portions of the Project, including the Outside Areas, to the condition existing prior to the placement or installation of Tenant’s personal property in the Outside Areas. If Tenant fails to obtain Landlord’s approval for any Tenant Alterations (excluding Minor Alterations) as required under the Lease, or fails to comply with the requirements of any applicable Laws (including any

5

permit requirements) in constructing any Tenant Alterations or Improvements, then Landlord may require the removal, at Tenant’s expense, of all or any part of such Tenant Alterations or Improvements upon Landlord’s discovery of the same. If Tenant fails to remove any personal property, including, but not limited to, any equipment or storage containers, from the Outside Areas in accordance with this Section 9, then Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant. In addition to the foregoing, at the expiration or earlier termination of the Lease, Tenant, at Tenant’s sole cost and expense, shall: (i) cause all Hazardous Materials located on, in or about any portion of the Premises, Building or Project by Tenant or a Tenant Agent, to be removed from the Premises, Building and Project, as applicable, and managed or disposed of in accordance with all Hazardous Materials Laws and as necessary to allow the Premises and the Outside Area to be used for any commercial purpose; and (ii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises or the Outside Area, and cause to be repaired any damage to the Premises or Outside Area caused by such removal, in accordance with, and subject to the terms and conditions of, Sections 7.2H, 15.2 and 15.17 of the Lease. The provisions of this Section 9 shall not change Tenant’s obligations under Section 5.2D of the Lease.

10. Separation of Equipment, Personal Property and Services.

(a) Separation of Equipment and Personal Property in Outside Areas. Pursuant to the EoTech Assignment, Tenant and EoTech agreed to reasonably cooperate with each other to facilitate the operation, maintenance and repair of their respective equipment and personal property in the Building 1 & 2 Outside Areas (as defined in the EoTech Assignment) through the remaining term of the Lease and use commercially reasonable efforts to avoid unreasonable interference with the other party’s use of the Building 1 & 2 Outside Areas. In connection with the extension of Tenant’s lease of the 3560 Bassett Premises and the contemplated direct lease by EoTech of a portion of the 3580 Bassett Premises, Tenant shall be responsible, at Tenant’s and EoTech’s sole cost and expense, for the separation of Tenant’s and EoTech’s respective equipment and personal property located in the Building 1 & 2 Outside Areas, and, as provided in Section 9 above, upon the expiration or earlier termination of the Lease, Tenant shall be responsible for the removal of all personal property, including but not limited to, all equipment and storage containers, located in the Outside Areas highlighted in gold and red, and identified as “Intevac” and “Shared”, respectively, on Exhibit B attached hereto.

(b) Separation of Services Provided to Adjacent Tenants. Landlord and Tenant acknowledge that Tenant is currently providing compressed air, chilled water and nitrogen to adjacent tenants, EoTech and Comtech. Landlord and Tenant further acknowledge that Tenant and Eotech are working together to separate EoTech from the aforementioned services currently provided by Intevac, and Landlord and Tenant are endeavoring to work with Comtech to separate Comtech from the aforementioned services currently provided by Intevac.

11. Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is currently holding a Letter of Credit in the amount of $600,000.00 under the Lease, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this First Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this First Amendment; and (iii) Landlord is relying on such representations in entering into this First Amendment.

6

12. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this First Amendment, other than to Cushman & Wakefield and Mohr Partners, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.

13. Ratification. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this First Amendment, this First Amendment shall control.

14. Submission. Submission of this First Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this First Amendment unless and until this First Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this First Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

15. Counterparts; Electronic Signatures. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Landlord and Tenant agree that this First Amendment may be executed by handwritten, digital or electronic signature and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. Landlord and Tenant further agree that (a) to the extent a party signs this First Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this First Amendment electronically, and (b) the electronic signatures appearing on this First Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

7

IN WITNESS WHEREOF, this First Amendment has been executed by the parties as of the date first referenced above.

“Landlord”

HGIT BASSETT CAMPUS LP,
a Delaware limited partnership

By:	HGIT Bassett Campus GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ John Harrison
Name:	John Harrison
Title:	Senior Managing Director

“Tenant”

INTEVAC, INC.,
a Delaware corporation

By:	/s/ Nigel Hunton
Name:	Nigel Hunton
Title:	President & CEO

8

EXHIBIT A

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the certain additional improvements to the 3560 Bassett Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the 3560 Bassett Premises, in sequence, as such issues will arise during the actual construction of the 3560 Bassett Premises. All references in this Tenant Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of the Lease (as defined in the First Amendment to Lease to which this Tenant Work Letter is attached as Exhibit A), and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE 3560 BASSETT PREMISES

Landlord or its predecessor-in-interest has constructed, at its sole cost and expense, the base, shell and core (i) of the 3560 Bassett Premises and (ii) the Building in which the 3560 Bassett Premises are located (collectively, the “Base, Shell and Core”). Tenant shall accept the Base, Shell and Core in their “AS IS” condition, without representation, warranty or any improvements by Landlord except as specifically set forth in the First Amendment, the Lease or this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Improvement Allowance”) in the amount of $4.00 per rentable square foot of the 3560 Bassett Premises (i.e., an amount not to exceed $301,504.00 based on 75,376 rentable square feet in the 3560 Bassett Premises) for the costs relating to Tenant’s improvements that are permanently affixed to the 3560 Bassett Premises (the “Improvements”). Other than Landlord’s obligation to disburse the Improvement Allowance pursuant to this Tenant Work Letter, Tenant shall be responsible for all costs relating to the design and construction of the Improvements (including, without limitation, the cost of any legal compliance requirements required to comply with Laws, in the 3560 Bassett Premises, Building or Common Areas which are triggered by the Improvements, including any costs to comply with the Americans with Disabilities Act (the “ADA”) within the 3560 Bassett Premises) and in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the Improvement Allowance; provided, that, so long as Tenant is not in default under the Lease or this Tenant Work Letter beyond all applicable notice and cure periods and the costs of the completed Improvements are less than the Improvement Allowance, Tenant shall be entitled to apply (“Tenant’s Application Right”) any unused portion of the Improvement Allowance towards the next successive payment(s) of Base

Monthly Rent due and payable under the terms of the Lease; provided, further, that in the event Tenant fails to notify Landlord in writing of Tenant’s election to so apply any such unused portion of the Improvement Allowance by December 31, 2025, Tenant shall have no further right to so apply any such unused portion. All Improvements for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease. If Tenant has not requested payment of any portion of the Improvement Allowance for Improvement Allowance Items (as defined below) or exercised Tenant’s Application Right by December 31, 2024, then Tenant shall not be entitled to any further payments of, and shall not have any further right to, such portion of the Improvement Allowance.

2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); and (v) the “Landlord Supervision Fee,” as that term is defined in Section 4.3 of this Tenant Work Letter. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.1 Monthly Disbursements. On or before the first day of each calendar month, during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the 3560 Bassett Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the 3560 Bassett Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable laws in the state where the Building is located; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant or, at Tenant’s written request, the Contractor, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant or, at Tenant’s written request, the Contractor, shall be delivered by Landlord to Tenant (or the Contractor if so requested by Tenant) following the completion of construction of the 3560 Bassett Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with the applicable laws in the state where the Building is located, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the 3560 Bassett Premises has been substantially completed.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property.

2.3 Standard Improvement Package. The quality of Improvements shall be equal to or of greater quality than the quality of Building standard components customary in buildings in comparable properties located in Santa Clara, California, provided that the Improvements shall comply with any specifications reasonably designated by Landlord and communicated to Tenant prior to the design and construction of the Improvements.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the 3560 Bassett Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed.

3.3. Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the 3560 Bassett Premises and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed.

4.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents” for purposes of this Tenant Work Letter) must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work.

4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. The Tenant shall pay a supervision fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to three percent (3%) of the Improvement Allowance.

4.4 Indemnification & Insurance.

4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Section 10.1 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.

4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof The Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract and any of its subcontracts that shall become defective within one (1) year after the completion of the work. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the 3560 Bassett Premises that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3 Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 9 of the Lease. The Contractor shall submit to Landlord a Certificate of Insurance naming Landlord as additional insured.

4.4.3.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, in amounts, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.

4.4.4 Governmental Compliance. The Improvements shall comply in all respects with the following: (i) state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.4.5 Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times during construction, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the 3560 Bassett Premises or the Building if Tenant shall fail to promptly correct the same, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.5 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with applicable laws, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so within two (2) days after notice from Landlord, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the 3560 Bassett Premises, (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the 3560 Bassett Premises, and (iii) Tenant shall deliver to Landlord the original signed permit card, indicating final approval by all applicable departments.

SECTION 5

COMPLETION OF THE IMPROVEMENTS DURING THE LEASE TERM

Tenant hereby agrees and acknowledges that the Improvements in the 3560 Bassett Premises will be completed during the Lease Term, and that completion of such Improvements shall not be deemed a constructive eviction, nor shall Tenant be entitled to any abatement of Rent in connection therewith. In addition, Landlord shall not be liable for any damage to property, injury to persons, or damage to Tenant’s business caused by the completion of the Improvements during the Lease Term.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. The Tenant has designated [ ] as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Jeffrey Hirsch (email: Jeffrey.Hirsch@hines.com; telephone: 650-739.4670), as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Tenant’s Default as described in Section 13.1 of the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the 3560 Bassett Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the 3560 Bassett Premises, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.5 Applicability. This Tenant Work Letter shall not be deemed applicable to: (a) any additional space added to the original 3560 Bassett Premises at any time, whether by the exercise of any options under the Lease or otherwise, or (b) any portion of the original 3560 Bassett Premises or any additions thereto in the event of a renewal or extension of the Lease Term, whether by the exercise of any options under the Lease or any amendment or supplement thereto. The construction of any additions or improvements to the 3560 Bassett Premises not contemplated by this Tenant Work Letter will be effected pursuant to a separate work letter agreement, in the form then being used by Landlord and specifically addressed to the allocation of costs relating to such construction.

EXHIBIT B

OUTSIDE AREAS

1